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                                                                   Exhibit 3.8



                                 AMENDMENT NO. 3
                                       TO
                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                     GLIMCHER PROPERTIES LIMITED PARTNERSHIP

     This Amendment No. 3 is made effective as of November __, 1997 by the General Partner and the Limited Partners of Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Partnership").

                                    Recitals

     1. The Partnership was organized pursuant to a Limited Partnership Agreement dated as of November 30, 1993, as previously amended (the "Partnership Agreement"). In contemplation of a public offering of a new series of preferred shares of beneficial interest designated "Series B Preferred Shares" (as defined below) by Glimcher Realty Trust (the "Trust"), the Partnership and the Trust have entered into an Underwriting Agreement dated as of November 12, 1997 (the "Underwriting Agreement") with Donaldson, Lufkin & Jenrette, Prudential Securities Incorporated, BT Alex. Brown Incorporated and PaineWebber Incorporated (collectively, the "Underwriter"). Capitalized terms not otherwise defined herein or in the Partnership Agreement shall have the meanings ascribed to them in the Underwriting Agreement.

     2. Pursuant to the Underwriting Agreement, the Underwriter has agreed to purchase Series B Preferred Shares of the Trust, having an aggregate initial Liquidation Preference not to exceed $115.4 million ($132.8 million if the Underwriter's over-allotment option is exercised), for the purposes and upon the terms and conditions set forth therein, with the proceeds from each such series to be contributed by the Trust to the Partnership in exchange for a series of Preferred Interests in the Partnership.

     3. Pursuant to Section 6.3(b) of the Partnership Agreement, upon contribution to the Partnership by the Trust of the proceeds from the issuance of shares of beneficial interest in the Trust, the Partnership shall issue to the Trust an interest in the Partnership having designations, preferences and rights such that the economic interests thereof are substantially similar to such issued shares of beneficial interest of the Trust.

     4. Pursuant to Section 18.2(iii) of the Partnership Agreement, the Trust, as general partner of the Partnership (in such capacity, the "General Partner") has the power, without the consent of the limited partners of the Partnership, to amend the Partnership Agreement with respect to the issuance of additional interests in the Partnership such as those contemplated herein.

     5. Pursuant to Section 16 of the Partnership Agreement, the General Partner has been appointed as attorney-in-fact by each of the limited partners of the Partnership for purposes, inter alia, of effecting amendments to the Partnership Agreement adopted in accordance with Section 18.

     6. In connection with Amendment No. 1 to the Securities Purchase Agreement, dated as of November 10, 1997, among the Partnership, the Trust and Partnership Acquisition Trust II, a Delaware business trust and an affiliate of Nomura Asset Capital Corporation (i) the Trust has agreed to exchange any and all of its outstanding Series A Convertible Preferred




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Shares of Beneficial Interest (the "Series A Preferred Shares") in the Trust for
an equal amount of Series A-1 Convertible Preferred Shares of Beneficial
Interest (the "Series A-1 Preferred Shares") in the Trust and (ii) the Partnership and the Trust have agreed to exchange all issued and outstanding Series A Preferred units of limited partnership interest (the "Series A
Preferred Units") in the Partnership for an equal number of a new series of preferred units of limited partnership interest in the Partnership designated "Series A-1 Preferred Units," the economic terms of which will be identical to the Series A-1 Preferred Shares.

                                    Amendment

     NOW, THEREFORE, the Partnership Agreement is hereby amended as set forth in this Amendment No. 3.

     1. Creation and Issuance of Series B Preferred Interests.

     (a) Upon the issuance by the Trust pursuant to the Underwriting Agreement of the Series B Preferred Shares, the Partnership is authorized, through the sole action of the General Partner on its behalf, to create, designate and issue units ("Units") of non-voting preferred limited partner interest (a "Series B Preferred Interest") having the same rate of return and other terms as designated in the applicable Articles Supplementary of the Series B Preferred Shares; provided, that the aggregate Preferred Contribution (as defined below) for all Series B Preferred Interests issued pursuant to this Amendment No. 3 shall not exceed $115.4 million ($132.8 million if the Underwriters' over-allotment option is exercised). Units of Series B Preferred Interest shall be evidenced by a Certificate of Series B Preferred Limited Partner Interest in the form attached as Exhibit A.

     (b) There is hereby created and designated a series of non-voting preferred limited partner interest known as the Series B Preferred Interest consisting of 5,520,000 Units which shall correspond to 5,520,000 shares of Series B Preferred Shares (the "Series B Preferred Shares"). On the date hereof, 4,800,000 Units of Series B Preferred Interest are hereby issued to the Trust contemporaneously with the 4,800,000 Series B Preferred Shares being issued pursuant to the Underwriting Agreement.


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     2. Preferred Contribution; Preferred Return.

     (a) Simultaneously with each sale of Series B Preferred Shares under the Underwriting Agreement, the Trust shall contribute all of the proceeds of such sale received by the Trust to the Partnership in consideration of the issuance of the related equal number of Units of Series B Preferred Interest. Notwithstanding the foregoing, for the purposes of this Agreement, the amount of such contribution shall be deemed to be an amount equal to the gross proceeds of such sale (the "Preferred Contribution").

     (b) The Trust shall be entitled to receive, and the Partnership shall pay, a distribution (the "Series B Preferred Return") on each Unit of a Series B Preferred Interest equal to the return applicable to each share of the related Series B Preferred Shares under the Articles Supplementary. To the extent that any Series B Preferred Return is not paid when due, such amount shall accrue on the same terms and conditions as distributions on the applicable Series B Preferred Shares under the Articles Supplementary. The Series B Preferred Return shall be due in the same amounts and on the same dates as distributions on the applicable Series B Preferred Shares are due under the Articles Supplementary. For purposes hereof, no effect shall be given to (i) the fact that the Series B Preferred Shares may have been cancelled or (ii) any amendment or modification of the Articles Supplementary.

     3. Capital Account; Allocations. A separate Capital Account shall be established and maintained with respect to the Series B Preferred Interest, with adjustments thereto and other allocations of Partnership items made consistent with the Regulations and the advice of the Partnership's independent accountants.

     4. Distributions.

     (a) In the event of liquidation and dissolution of the Partnership, the holder of any Series B Preferred Interest then outstanding shall be entitled to receive, prior to distributions to Partners pursuant to Section 15.2 of the Partnership Agreement and prior to distributions to Partners on Units of non-voting Series A-1 preferred limited partner interests, an amount equal to the Liquidation Preference plus accrued and unpaid dividends which would be payable under the applicable Articles Supplementary to the holder of an equal amount of the Series B Preferred Shares if on the date of dissolution of the Partnership the Trust were to dissolve and liquidate.

     (b) Except as expressly provided herein, the holders of any Series B Preferred Interests shall not be entitled to participate in any other distributions made by the Partnership pursuant to Section 8, Section 15 or otherwise under the Partnership Agreement.





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     5. Redemption and Other Terms.

     (a) In the event of any redemption by the Trust of all or any portion of the Series B Preferred Shares pursuant to the Articles Supplementary, an equal portion of the Series B Preferred Interest shall be redeemed on the same basis as such Series B Preferred Shares and permanently retired and cancelled for all purposes.

     (b) Upon any other return to the Trust or other holder of a Series B Preferred Interest of the Preferred Contribution with respect to all or any portion of such Series B Preferred Interest (whether in cash or Series B Preferred Shares), together with payment of any accrued and unpaid Preferred Return applicable thereto, such Series B Preferred Interest shall to such extent be permanently retired and cancelled for all purposes.

     6. Investment Representations; Transfer Restrictions.

     (a) The Trust represents and warrants to the Partnership that (i) it is acquiring the Series B Preferred Interest for its own account for investment and not with a view towards the resale, transfer or distribution thereof, nor with any present intention of distributing the Series B Preferred Interest, (ii) it is an "accredited investor" as defined in Rule 501(a) of Regulation D under the Securities Act, and (iii) it understands that the issuance of the Series B Preferred Interest is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof and Rule 506 thereunder, and that the Series B Preferred Interests will be "restricted securities" as defined in Rule 144 under the Securities Act.

     (b) The Trust covenants that it will not sell or otherwise transfer the Series B Preferred Interest (or any interest therein) except pursuant to an effective registration under the Securities Act or in a transaction which, in the opinion of counsel in such form and by such counsel satisfactory to the Partnership, qualifies as an exempt transaction under the Securities Act and the rules and regulations promulgated thereunder.

     (c) The certificates evidencing Units of Series B Preferred Interest shall bear an appropriate legend reflecting the foregoing restrictions on transfer of the Series B Preferred Interest.

     7. Creation and Issuance of Series A-1 Preferred Interests. From and after the date of issuance of the Series A-1 Preferred Shares in exchange for the Series A Preferred Shares, all references contained in Amendment No. 2 to the Partnership Agreement to the Series A Preferred Shares shall be deemed to refer to the Series A-1 Preferred Shares.

     8. Additional Documents and Actions. The General Partner is expressly authorized on behalf of the Partnership to (i) execute and deliver all such other instruments, assignments, assignments, affidavits, notices, agreements, consents, certificates and other documents, and (ii) take all such further and other actions as the General Partner shall deem necessary, advisable or appropriate to carry out the transactions contemplated in this Amendment No. 3.




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     9. Construction; Limited Partnership Agreement. Consistent with
Section 6.3(b) of the Partnership Agreement, it is intended that the economic interests of the Series B Preferred Interest shall be substantially similar to the Series B Preferred Shares, and this Amendment No. 3 shall be construed as reasonably required with respect to the preferences and rights of the Series B Preferred Interest to give effect to such intent. Except as expressly provided herein or as so reasonably required to give effect to the provisions hereof, the terms of the Partnership Agreement shall remain in full force and effect and are hereby ratified and confirmed.

     IN WITNESS WHEREOF, the General Partners and the Limited Partners have executed this Amendment No. 3 effective as of the date first set forth above.

GENERAL PARTNER:                                              LIMITED PARTNERS:
Glimcher Properties Corporation                               Glimcher Realty Trust

By: /s/ George A. Schmidt                                     By: /s/ George A. Schmidt
    -------------------------------------                         -----------------------------------------
Title: Sr. V.P., Gen. Counsel & Secretary                     Title: Sr. V.P., Gen. Counsel & Sec'y.
       ----------------------------------                         -----------------------------------------
                                                              All Other Limited Partners

                                                              By:     Glimcher Properties
                                                                   Corporation, pursuant to power of
                                                                   attorney set forth in Section 16 of the
                                                                   Partnership Agreement

                                                                   By:     /s/ George A. Schmidt
                                                                      -------------------------------------
                                                                   Title: Sr. V.P., Gen. Counsel & Sec'y
                                                                         ----------------------------------





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                                    Exhibits


Exhibit A - Form of Certificate of Preferred Limited Partner Interest







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                                    Exhibit A

                                    [Form of]

                                   CERTIFICATE
                                       OF
                          UNITS OF SERIES ___ PREFERRED
                            LIMITED PARTNER INTEREST
                                       IN
                     GLIMCHER PROPERTIES LIMITED PARTNERSHIP


Certificate No.: ___                                   No. of Units:  ____


     Glimcher Properties Corporation, as General Partner of Glimcher Properties Limited Partnership, a Delaware limited partnership (the "Company"), hereby certifies that Glimcher Realty Trust is the registered owner of _________ (___) Units of Series ___ Preferred Limited Partner Interest in the Company. The rights, preferences and limitations of the Units are set forth in (i) the Company's Limited Partnership Agreement dated November 30, 1993, as previously amended, (ii) Amendment No. 2 to Limited Partnership Agreement dated as of November 26, 1996 and (iii) Amendment No. 3 to Limited Partnership Agreement dated as of November __, 1997 (collectively, the "Agreement"), copies of which are on file at the Company's principal office at 20 South Third Street, Columbus, Ohio 43215.

     This Certificate and the Units evidenced hereby are not transferable except in accordance with the terms of the Agreement and applicable federal and state securities laws.


                                          Glimcher Properties Corporation,
                                          General Partner


Dated:              , 1997                 By:
        ------------                          ----------------------------

                                           Its:
                                               ---------------------------

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND, ACCORDINGLY, MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, OR OTHERWISE TRANSFERRED EXCEPT (i) UPON EFFECTIVE REGISTRATION OF THE SECURITIES REPRESENTED HEREBY UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS, OR (ii) UPON ACCEPTANCE BY THE ISSUER OF AN OPINION OF COUNSEL IN SUCH FORM AND BY SUCH COUNSEL OR OF OTHER DOCUMENTATION SATISFACTORY TO THE ISSUER THAT REGISTRATION IS NOT REQUIRED.